January 22, 2025 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to the pricing supplement dated December 17, 2024 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024
JPMorgan Chase Financial Company LLC
Structured Investments
Uncapped Accelerated Barrier Notes Linked to the Least
Performing of the S&P 500
®
Futures Excess Return Index,
the Nasdaq-100 Futures Excess Return
TM
Index and the
Dow Jones Industrial Average
®
Futures Excess Return Index
due December 22, 2027
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated December 17, 2024, related to the notes referred to above (the “pricing supplement”), the Initial Value and Barrier Amount are as follows:
Initial Value: With respect to each Index, the closing level of that Index on the Pricing Date, which was 513.25 for the S&P 500
®
Futures Excess Return Index, 618.2275 for the Nasdaq-100 Futures Excess Return
TM
Index and 491.576 for the Dow Jones Industrial
Average
®
Futures Excess Return Index
Barrier Amount: With respect to each Index, 80.00% of its Initial Value, which is 410.60 for the S&P 500
®
Futures Excess Return
Index, 494.582 for the Nasdaq-100 Futures Excess Return
TM
Index and 393.2608 for the Dow Jones Industrial Average
®
Futures
Excess Return Index
CUSIP: 48135WAZ9
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
• Pricing supplement dated December 17, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000121390024110460/ea0225289-01_424b2.htm
• Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
• Underlying supplement no. 1-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
• Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
• Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm